UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 19, 2010
UNITED AMERICAN HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	001-11638	38-2526913

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 River Place, Suite 4950, Detroit, Michigan	48207

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (313) 393-4571
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.
     On March 19, 2010, United American Healthcare Corporation (the “Company”) and St. George Investments, LLC (“St. George”) entered into a Voting and Standstill Agreement (the “Standstill Agreement”). Affiliates of St. George, John M. Fife and Iliad Research and Trading, L.P., who own of record 1,882,583 shares of common stock of the Company (or 23.13%), have assigned their beneficial ownership in such shares to St. George.
     St. George has agreed to withdraw its own slate of candidates for the Company’s Board of Directors and to vote in favor of the candidates nominated by the Company’s Board of Directors at the Annual Meeting of Shareholders scheduled to be held on April 23, 2010.
     In the Standstill Agreement, St. George agreed for a minimum period of 18 months to customary standstill provisions, which include, among other things, not, directly or indirectly, unless specifically requested by the Company or by a resolution of a majority of the directors:
•	participating in any manner in a business combination or any other transaction involving any material portion of the Company’s business or the assets;

•	participating in a solicitation of proxies;

•	proposing any matter for submission to a vote of the shareholders of the Company or call or seek to call a meeting of the shareholders of the Company;

•	seeking to elect a director or remove a director;

•	granting any proxy with respect to any shares of common stock (other than to the Secretary of the Company);

•	executing any written consent with respect to any shares of common stock;

•	forming, joining or participating in a “Group” with respect to any shares of common stock;

•	taking any other action to seek to affect the control of the management or board of directors of the Company;

•	entering into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing; or

•	otherwise communicating with the Company’s shareholders.
(collectively, the “Standstill Obligations”).
     St. George has agreed to vote all shares it currently beneficially owns or thereafter may acquire (collectively “Shares”) as recommended by a majority of the Company’s board of directors and has granted an irrevocable proxy to effectuate the voting agreement (the “Voting Agreement”). St. George has agreed not to acquire beneficial ownership of shares of common stock that would represent more than 35% of the issued and outstanding common stock of the Company (excluding shares acquired upon conversion of any preferred stock issued to St. George pursuant to the Capital Call (as defined below)).

     The Standstill Obligations and the Voting Agreement continue until March 31, 2012, unless earlier terminated if the Put (as defined below) is exercised or if there is an event of default (as defined in the Standstill Agreement).
     The Company has the right to purchase the Shares (the “Call”) and St. George has the right to require the Company to purchase the Shares (the “Put”). The Put price is the Market Price as defined in the Standstill Agreement to be the volume weighted average of the closing prices of the common stock during the 30 calendar days prior to March 16, 2010. The Call price will have a 10% discount to the Put price if the Call is exercised on or prior to June 30, 2011. If the Call occurs between July 1, 2011 and September 30, 2011, the Call price is the same as the Put price. The Call expires upon the earliest of September 30, 2011 and a “Triggering Event” which is defined to mean the Company’s execution of a letter of intent for a business combination, the Company’s execution of definitive documents for a business combinations and the Company’s public announcement of a business combination. A business combination would include an acquisition of the Company or by the Company. The Put can be exercised beginning on October 1, 2011; however, the Put date can be accelerated upon the occurrence of certain events of default, as defined in the Standstill Agreement. The Company has agreed to maintain certain reserves of its unrestricted cash, initially equal to 20% of its shareholders equity as of the 2010 fiscal year end and, as additional restricted cash becomes available, additional amounts which in the aggregate equal the Put price.
     The Company is required to register the Shares with the Securities and Exchange Commission not later than June 30, 2011. If, following the effective date of such registration, the trading price of the Shares exceeds $2.21 over the period of time specified in the Standstill Agreement, the Put is eliminated.
     St. George can transfer the Shares in private transactions (subject to the continued effect of the Standstill Agreement, including the Standstill Obligations, Voting Agreement, Put/Call and other provisions) and in open market transactions. Following the date that the Put is eliminated because of the increase in the trading price of the Shares after registration, St. George must nevertheless maintain beneficial ownership of at least 1,882,583 shares of common stock until March 31, 2012.
     St. George has granted to the Company the right, commencing May 1, 2010, to require St. George to invest $600,000 in the Company (the “Capital Call”). The Capital Call expires upon the earlier of July 1, 2011 and the Company’s filing of a registration statement for St. George’s shares. If the Capital Call is exercised, St. George would be issued that number of shares of a newly designated series of non-voting convertible preferred stock (the “Preferred Stock”) based on the dollar volume weighted average closing price of the Company’s common stock for the 30 calendar days prior to the date of the issuance of the shares of Preferred Stock, however, if there is a Triggering Event, the calculation would be based on the 30 calendar pays prior to the Triggering Event. The Preferred Stock would be convertible at any time at the option of St. George into shares of the Company’s common stock at a ratio of 1:1, with such conversion ratio subject to adjustment in the event of certain stock splits or dividends or in the event of a business combination or similar transaction. The Preferred Stock would have a 3% per annum dividend which, at the option of the Company, would be payable in cash or in additional shares of Preferred Stock. The common shares acquired upon conversion of the Preferred Stock is subject to the Company’s Call right, and the holder of the Preferred Stock has a Put right, on the same terms and conditions as are applicable to the shares of common stock beneficially owned by St. George. In no event would the aggregate number of shares of common stock issued to St. George upon conversion of the Preferred Stock exceed 20% of the outstanding shares of common stock prior to such issuance, unless the Company obtains shareholder approval if required by the Nasdaq Rules. The terms of the Preferred Stock are set forth in the Certificate of Designation which is an exhibit to the Standstill Agreement. The Certificate of Designation would be filed by the Company concurrently with exercise of the Capital Call.

     St. George is also given the right to have an observer to the board of directors and its committee meetings.
     Upon request, St. George will assist the Company in identifying merger and acquisition opportunities without requiring any finders or similar fees. St. George invests in publicly traded companies for the proprietary account of Mr. John M. Fife. Mr. Fife is a resident of Chicago, Illinois, a U.S. citizen, and a professional investor. Mr. Fife is the sole member of St. George. Fife Trading, Inc., an Illinois corporation, is the manager of St. George. Mr. Fife owns and controls Fife Trading, Inc. Mr. Fife and his affiliates have significant experience with mergers and acquisitions and equity and debt investments in public and private companies.
     The summary in this Item 1.01 of the material terms of the Standstill Agreement is qualified in its entirety by reference to the full text of the Standstill Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
  (d) Exhibits.

Exhibit No.	Description

10.1	Voting and Standstill Agreement, dated March 19, 2010, between United American Healthcare Corporation and St. George Investments, LLC

99.1	Press Release dated March 22, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2010	UNITED AMERICAN HEALTHCARE CORPORATION

	By: Name:	/s/ William L. Dennis William L. Dennis
	Title:	Chief Financial Officer and Treasurer

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